INCUBATION OPERATING AGREEMENT

This Incubation Operating Agreement (“Agreement”) is entered into as of June 23, 2025 (“Effective Date”), made by and among:

SecureTech Innovations, Inc., a Wyoming corporation, with its mailing address at (“Parent Corporation”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:AI UltraProd, Inc., a Wyoming corporation and wholly owned subsidiary of the Parent Corporation, with its mailing address at (“Company”):

2355 Highway 36 West

Suite 400

Roseville, MN  55113

USA

AND:Aiultraprod Group Limited (formerly, Jizhu Group Limited), a Hong Kong limited liability company and a wholly owned subsidiary of the Company, with its mailing address at (“Subsidiary #1”):

Rm. 1002

10th Floor

Easey Commercial Building

253-261

Hennessy Road, Wanchai

Hong Kong

AND:

Zhejiang Jizhu Technology Co., Ltd., a Chinese limited liability company, with its mailing address at (“Subsidiary #2”):

Room 2040

2nd Floor

Yigao Digital Economy Industrial Park

Fenghua District

Ningbo City, Zhejiang Province

China

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RECITALS

WHEREAS, the Parent Corporation is a publicly traded entity registered with the U.S. Securities and Exchange Commission (“SEC”) and currently listed on the OTC Pink market under the ticker symbol “SCTH”;

WHEREAS, the Parent Corporation seeks to support and accelerate the growth of the Company and its affiliated businesses by providing financial investment, operational guidance, strategic mentorship, and key industry introductions, with the ultimate objective of qualifying the Company for a spin-off listing on the U.S. NASDAQ stock exchange (“Incubation”);

WHEREAS, the Company, Subsidiary #1, and Subsidiary #2 (collectively, the “Incubatees”) acknowledge and expressly consent to participation in the Incubation program under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. INCUBATION AND MENTORING SUPPORT

1.1.Scope of Incubation and Mentoring. The Incubatees shall receive incubation and mentoring support in accordance with the terms of this Agreement and any additional provisions as may be determined by the Parent Corporation from time to time. Support will be provided in the following areas:

a)Business Mentoring: The Parent Corporation, along with its network of investors, investment bankers, senior corporate executives, and industry experts, shall provide strategic guidance on various business fundamentals, including scaling operations, identifying suppliers, selecting appropriate business locations, optimizing product pricing, marketing strategies, and establishing efficient business processes.

b)Intellectual Property Rights Strategy: The Parent Corporation shall advise the Incubatees on intellectual property rights (“IPR”) strategies aligned with broader business objectives, safeguarding proprietary innovations and ensuring compliance with relevant domestic and international intellectual property laws.

c)Industry Introductions and Support Services. The Parent Corporation may facilitate introductions to specialized professionals, including attorneys, accountants, marketers, human resource specialists, and other experts to assist in structuring and positioning the Incubatees' businesses for a successful Incubation. However, the Parent Corporation shall bear no liability for the quality of services provided, costs incurred, or any disputes arising from engagements with third-party service providers.

d)Visibility and Promotional Support: The Parent Corporation may enhance visibility of the Incubatees by showcasing their businesses across its official websites, social media platforms, marketing materials, and promotional channels. Additionally, the Parent Corporation may support further

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exposure through participation in industry events, seminars, and conferences organized by investment bankers and corporate promoters.

e)Monitoring and Review. The Parent Corporation may periodically review and monitor the progress of the Incubatees and provide strategic recommendations to support their growth. Incubatees are encouraged to carefully evaluate and consider the advice offered within the scope of this Agreement.

1.2.Limitations and Liability. Notwithstanding any provisions within this Agreement, it is expressly understood and agreed by the Incubatees that the Parent Corporation serves primarily as a facilitator and platform provider for the Incubation. The Parent Corporation shall endeavor to meet its objectives on a commercially reasonable best-efforts basis.

The ultimate success of the Incubation shall depend on various factors, including but not limited to, the diligence and execution ability of the Incubatees’ management team, the strength of their underlying business models, the viability of their products and technologies, and general market conditions. Failure to achieve growth, secure external investments, develop marketable products, or generate sufficient revenue to qualify for an independent NASDAQ listing shall not impose any liability on the Parent Corporation, its officers, directors, employees, agents, affiliates, business partners, advisors, or any third parties engaged by the Parent Corporation in furtherance to effect the Incubation.

1.3.Collaboration to Acquire Remaining Minority Interest in Subsidiary #2. The Parent Corporation, the Company, and Subsidiary #1 mutually acknowledge their shared objective of acquiring the remaining equity interests in Subsidiary #2 not currently owned by them, which represents approximately ten percent (10%) of the outstanding equity of Subsidiary #2 (“Minority Interest”). All parties covenant to cooperate in good faith, assist with negotiations, and take such reasonable actions as may be necessary or desirable to facilitate the acquisition of the Minority Interest in a timely and coordinated manner.

The preferred acquisition method shall mirror, in substance and form, the structure and transaction style employed in the Acquisition and Stock Purchase Agreement dated June 23, 2025. Specifically, the parties intend that Subsidiary #1 will offer shares of the Parent Corporation’s Series A Preferred Stock, par value $0.001 per share, as consideration to acquire the Minority Interest from the minority equity holders of Subsidiary #2.

For the avoidance of doubt, none of the expenses incurred, equity securities issued by the Parent Corporation, or payments made by any party in connection with the acquisition of the Minority Interest pursuant to this Section 1.3 shall be deemed or credited as “Capital Contributions” or “Additional Capital Contributions” for purposes of Section 4 of this Agreement.

2. BOARD OF DIRECTORS, MANAGEMENT, OVERSIGHT, AND FINANCIAL REPORTING DURING THE INCUBATION

2.1.Parent Corporation’s Representation on the Company’s Board of Directors. During the Incubation period, the governance structure of the Company shall be managed by a Board of Directors consisting of a maximum of three (3) members. The Parent Corporation shall appoint one (1) representative to serve on the Board, while the Incubatees shall designate the remaining two (2) seats.

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2.2.Management and Control. The Company and the Incubatees shall retain operational independence from the Parent Corporation and shall conduct business autonomously, while benefiting from mentorship and strategic guidance provided under Section 1.

The Company’s Board of Directors shall retain the exclusive authority to nominate, approve, and amend executive appointments, including the selection or removal of officers and directors for both the Company and its affiliated Incubatees during the Incubation period. Any such decisions shall be made in compliance with applicable corporate governance protocols and in alignment with the Company’s strategic vision and long-term objectives.

2.3.Oversight During Incubation.

The Company’s Board of Directors shall serve as the principal governing body responsible for oversight, strategic direction, and final decision-making authority regarding all aspects of the Company’s and the Incubatees’ business operations. These responsibilities shall include, but are not limited to:

a)Corporate Governance & Compliance: Ensuring adherence to applicable U.S., European, and Asian corporate laws, securities regulations, and industry compliance standards.

b)Financial Oversight & Capital Allocation: Approving capital investments, budgetary expenditures, funding distributions, and securing external financing as required for business expansion and growth.

c)Operational Strategy & Business Execution: Evaluating market opportunities, approving critical business initiatives, and overseeing day-to-day operational execution to drive efficiency and sustainable growth.

d)Risk Management & Liability Protection: Identifying and mitigating potential risks, including regulatory, financial, operational, and reputational risks, to safeguard the long-term viability of the business.

While the Parent Corporation may provide recommendations and mentorship, its role shall remain advisory, and all operational, financial, and strategic decisions shall be made solely by the Company’s Board of Directors.

2.4.Financial Reports and Regulatory Reporting Requirements. During the Incubation period, the Company and the Incubatees acknowledge and agree that they are subject to the same regulatory oversight and reporting obligations imposed by the SEC and the Financial Industry Regulatory Authority (“FINRA”) as the Parent Corporation. Accordingly, the Company and the Incubatees shall ensure full compliance with all applicable regulatory requirements, including but not limited to financial reporting obligations, securities disclosures, and governance standards.

To maintain transparency and regulatory adherence, the Company and the Incubatees shall maintain financial records in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), ensuring accuracy, completeness, and timely reconciliation of all financial transactions.

All financial records must be updated daily to reflect current operational and investment activities. Additionally, the Company and the Incubatees shall:

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a)Prepare and submit monthly financial reports to the Parent Corporation, detailing financial performance, capital utilization, and liquidity status.

b)Collaborate with the Parent Corporation’s designated auditing firm and financial service providers to ensure accurate preparation, submission, and filing of all SEC-mandated reports.

c)Provide the Parent Corporation with continuous online access to the Company’s and Incubatees’ financial reporting systems for real-time monitoring and review.

The Company and the Incubatees shall ensure that all regulatory filings and disclosures are completed in strict accordance with applicable laws and submission deadlines to mitigate any risk of non-compliance or penalties.

3. INTELLECTUAL PROPERTY OWNERSHIP

3.1.Existing and Licensed Intellectual Property. All intellectual property rights, including any patents, trademarks, copyrights, trade secrets, and related materials that are currently in existence or are licensed to any party prior to or independently of this Agreement (collectively, “Existing IP”), shall remain the sole property of their respective owners or licensors. Nothing in this Agreement shall be construed to transfer, assign, or otherwise affect the ownership of any Existing IP.

3.2.Ownership of Newly Developed Intellectual Property. Any intellectual property developed, created, or conceived solely or jointly during the Incubation period (“Newly Developed IP”) shall be owned by its respective developer. For the purposes of this Agreement, “developer” refers to the party—whether the Parent Corporation, the Company, or the Incubatees—that is responsible for the creation or development of such intellectual property. Each party shall retain full ownership rights in and to its Newly Developed IP, subject to any additional agreements or arrangements between the parties that may be executed in writing.

3.3.De Facto License for Intellectual Property Post-Incubation. Upon the completion of the Incubation or upon termination of this Agreement for any reason, the Parent Corporation shall be granted, on a de facto basis, a non-exclusive, royalty-free license to use any Newly Developed IP that was developed pursuant to this Agreement. This license shall be valid for a minimum period of five (5) years from the date of completion of the Incubation or termination of the Agreement and shall encompass all the rights necessary to allow the Parent Corporation to exploit such intellectual property for its business purposes. This de facto license shall be granted without the need for additional consideration or execution of further documentation, although the parties may mutually agree to document the terms of such license in a separate agreement.

4. CAPITAL CONTRIBUTIONS AND FUNDING

4.1.Capital Contributions. During the Incubation period, the Parent Corporation shall contribute an aggregate minimum of ten million U.S. dollars (US$10,000,000) to the Company and Incubatees. Such contributions may be made in cash and/or through debt or equity securities issued by the Parent Corporation (“Capital Contributions”). Disbursements shall be made in a series of tranches, as detailed in Exhibit A attached hereto, and shall be subject to applicable conditions, including the fulfillment of representations,

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warranties, and any other terms set forth in this Agreement and in Exhibit A. The parties agree to maintain comprehensive and precise documentation and confirmation for each tranche to ensure transparency and enforceability.

For purposes of this Agreement, the Capital Contributions specified in subsections E, F, and G of Exhibit A are contingent upon the Company and the Incubatees meeting specific performance milestones. These milestones are determined using a Trailing Twelve-Month (“TTM”) lookback methodology. For clarity, TTM is defined as the sum of the unaudited monthly consolidated financial statements, prepared in accordance with U.S. Generally Accepted Accounting Principles (US GAAP), covering the most recent twelve consecutive months. For example, if the measurement period concludes on May 31, 2025, then the TTM period would encompass the results from June 1, 2024, through May 31, 2025.

This TTM calculation shall serve as the basis for determining whether the Incubatees have met the relevant milestones—whether measured by consolidated gross revenue or consolidated net income—as specified in Exhibit A. Once a milestone is confirmed based on these TTM metrics, the Parent Corporation shall disburse the corresponding Capital Contribution to the Company and/or Incubatees within two (2) weeks.

4.2.Non-Dilutive Net Ownership. In consideration of the Capital Contributions, the Parent Corporation shall be entitled to retain a minimum non-dilutive nineteen percent (19%) equity interest in the Company upon completion of the Incubation, or upon termination of this Agreement, whichever occurs first. This non-dilutive provision guarantees that subsequent equity issuances or other transactions by the Company or Incubatees shall not reduce the Parent Corporation's minimum proportional ownership interest. The parties shall take all necessary actions, including adjustments in the capitalization records and issuance of appropriate certificates or other evidence, to preserve the Parent Corporation’s minimum net ownership interest as provided herein.

4.3.Additional Capital Contributions. At its sole discretion, the Parent Corporation may elect to provide additional capital and financial support to the Company and/or Incubatees during the Incubation period in the form of additional cash, debt, or equity securities (collectively, “Additional Capital Contributions”). Any such Additional Capital Contributions shall be undertaken only after obtaining the mutual written consent of all parties and shall be subject to the following terms, among others that may be mutually agreed upon:

a)Enhanced oversight and reporting: The Parent Corporation may require augmented monitoring and oversight regarding the deployment of any Additional Capital Contributions.

b)Adjustment of Non-Dilutive Ownership: In the event of Additional Capital Contributions, the parties shall execute a written agreement specifying that such contributions will result in an increase or adjustment of the Parent Corporation’s non-dilutive net ownership interest in the Company. Any such adjustment shall be effected in a manner that preserves the intended non-dilutive benefit, and, at the Parent Corporation’s discretion, any incremental ownership interests may be assigned to a third party.

All terms, rights, and obligations related to Additional Capital Contributions shall be documented in a formal amendment or addendum to this Agreement in addition to any separate agreement or agreements as may be required.

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5. ESCROW ARRANGEMENTS

5.1.Appointment and Purpose. The parties hereby appoint Quantum Trust Limited, a Hong Kong limited liability company, with its principal address at Room 1107A, 11/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong (“Escrow Agent”), to hold and safeguard, in escrow, all stock certificates representing:

a)All shares held by the Parent Corporation—both directly and indirectly—in the Company and the Incubatees; and

b)All shares of the Parent Corporation’s Series A Preferred Stock issued in connection with the Acquisition and Stock Purchase Agreement dated June 23, 2025.

The purpose of this arrangement is to ensure the secure custody of these equity shares during the term of this Agreement, with any release or conversion strictly governed by the conditions set forth herein.

5.2.Stock Certificates Held in Escrow. The Escrow Agent shall maintain custody of the following securities:

a)All shares held by the Parent Corporation—both directly and indirectly—in the Company and the Incubatees; and

b)All shares of the Parent Corporation’s Series A Preferred Stock issued in connection with the Acquisition and Stock Purchase Agreement dated June 23, 2025.

5.3.Conditions for Release or Conversion. The Escrow Agent may release or convert any equities held in escrow only upon receiving unanimous written consent from all parties to both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement. Such consent must be expressly documented in writing and submitted to the Escrow Agent prior to any release, conversion, or other disposition of the securities.

5.4.Restrictions and No Encumbrances. During the term of this Agreement, all securities held by the Escrow Agent in safekeeping shall be classified as restricted securities. No liens, pledges, hypothecations, or any other encumbrances shall be imposed on or attached to these securities without the prior unanimous written consent of all parties to this Agreement. The Escrow Agent is expressly prohibited from entering into any agreement or arrangement that would result in such encumbrances.

5.5.Form of Delivery. All shares delivered to the Escrow Agent under this Section must be in the form of original paper certificates. Delivery via electronic book-entry systems shall not be acceptable and will not satisfy the requirements of this Agreement.

5.6.Extension Beyond Termination. The obligations and provisions of this Section shall continue in perpetuity beyond the Incubation period and shall survive the termination of this Agreement. The Escrow Agent may only transfer, return, or cancel any equity shares held under this Section 5 upon obtaining unanimous written consent from all parties involved in both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement.

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5.7.Winding Down of the Escrow. The escrow arrangement shall remain in effect until all equity shares held by the Escrow Agent have been duly transferred to their intended and rightful owners following the completion of the Incubation period or upon termination of this Agreement and the Breakup Fee, if any, has been satisfied in full.

The escrow may only be dissolved upon obtaining unanimous written consent from all parties to both the Incubation Operating Agreement and the Acquisition and Stock Purchase Agreement. Such consent must confirm that:

a)All equity shares have been properly transferred or reassigned as intended, and

b)In the event of termination, all post-termination debts, if any, have been fully satisfied.

Once these conditions are met, the Escrow Agent will lift any imposed restrictions, formally dissolve the escrow arrangement as specified in this Agreement, and return all share certificates to their rightful owners.

6. EXIT AND SPIN-OFF TERMS

6.1.Purpose and Spin-Off Objective. The primary purpose of this Agreement is to facilitate the objective of spinning-off of the Company onto the NASDAQ stock exchange as an independent public company. To achieve this objective, the Company must meet and exceed all applicable minimum initial NASDAQ listing requirements by the conclusion of the Incubation period.

6.2.Projected Equity Structure After Spin-Off: Following the anticipated spin-off of the Company as an independent publicly traded entity on the NASDAQ, it is currently projected—based on the capital structure, capitalization table, and ownership interests in effect as of the Effective Date—that the Company’s post-spin-off equity ownership will be allocated as follows:

Shareholder Name or Group	Percentage of Ownership (%)

Public Float (Minimum 400 Shareholders)	16%
SecureTech Innovations, Inc.	19%
AIUP Holding Limited	65%
100%

Disclaimer: This equity allocation table represents a projected ownership breakdown only. It is based on numerous forward-looking factors and assumptions that, as of the Effective Date, remain unknown, uncertain, and subject to material change. Accordingly, all parties expressly acknowledge and agree that actual ownership percentages may vary materially at the time of the Company’s spin-off onto the NASDAQ, due to capital structure changes, regulatory requirements, securities offerings, recapitalization events, or other unforeseen developments

6.3.Incubation Period and Performance Milestones. The Incubation period is anticipated to last between twenty-four (24) and thirty-six (36) months. During this time, the Company, with the benefit of guidance

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and financial support from the Parent Corporation, shall execute its business strategy to reach the minimum performance milestones required for an independent public listing on NASDAQ.

6.4.No Guarantee of NASDAQ Listing. Notwithstanding the best efforts and intentions of all parties during the Incubation period, it is fully understood and agreed that there are no guarantees that the Company will ultimately qualify for an independent NASDAQ listing. Achieving compliance with all listing requirements is subject to numerous factors, including market conditions, regulatory changes, and the overall performance of the Company, which may be beyond the control of the parties.

6.5.Exit Clause and No Spin-Off Earnout. In the event that, at any time during or upon completion of the Incubation period, all parties to this Agreement unanimously decide and approve in writing to forgo the NASDAQ spin-off, the following shall apply:

a)Subsidiary Status Maintained: The Company and the Incubatees shall continue to operate as wholly owned or controlled subsidiaries of the Parent Corporation, and no steps shall be taken to list the Company as a public entity independent of the Parent Corporation.

b)Winding Down of Escrow: The escrow arrangements set forth in Section 5 shall be promptly and formally wound down in accordance with Section 5.7. All restrictions previously imposed on any equity securities shall be removed, and all original paper share certificates held in escrow shall be returned to their rightful owners.

c)Survival of Capital Contribution Obligations: The Parent Corporation’s obligation to make Capital Contributions under Section 4.1 shall survive the termination or expiration of this Agreement and shall remain in full force and effect until the Company has received no less than ten million U.S. dollars (US$10,000,000) in aggregate Capital Contributions.

6.6.Amendment of Exit Provisions. Any modifications to the spin-off strategy or the exit provisions outlined in this Section shall require the unanimous written consent of all parties to this Agreement.

7. NON-DILUTION COVENANT

7.1.Restriction on Dilutive Issuances. For the duration of this Agreement and throughout the Incubation period, the Company and the Incubatees, including their respective Boards of Directors, shall not issue any equity securities, convertible debt securities, or any other financial instruments—including derivatives or exotic securities—that could result in an increase in the outstanding equity of the Company or the Incubatees, thereby diluting the Parent Corporation’s equity stake, unless such issuance is expressly authorized in writing by the Parent Corporation.

7.2.Sole Discretion of the Parent Corporation. Any waiver of the non-dilution restriction or authorization for the issuance of securities that might otherwise be dilutive shall be solely within the discretion of the Parent Corporation. No approval, consent, or request from any other party to this Agreement shall be required for such authorizations. If the Parent Corporation elects to authorize a potentially dilutive issuance, it shall do so in writing, specifying the terms, conditions, and any adjustments to the equity structure as applicable.

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7.3.Binding Compliance and Remedies. The Company and the Incubatees acknowledge that this non-dilution covenant is a material term of this Agreement. Any issuance of securities or financial instruments in violation of this Section shall be null and void and may subject the Company and the Incubatees to any legal or equitable remedies available to the Parent Corporation, including injunctive relief and specific performance.

7.4.Survival. This Section shall survive the termination or expiration of this Agreement and remain in effect as long as the Parent Corporation holds any equity interest in the Company or Incubatees.

8. TERM AND TERMINATION

8.1.Term. This Agreement shall remain in effect until one of the following events occurs:

a)The Company qualifies for an independent NASDAQ listing on its own merits, as required in Section 6.1; or

b)All parties unanimously agree in writing, as provided in Section 6.4, that the Company and the Incubatees shall continue to operate as subsidiaries of the Parent Corporation.

8.2.Termination for Non-Qualification or Withdrawal; Breakup Fee. This Agreement may be terminated and rescinded if either of the following events occurs:

a)Non-Qualification: The Company fails to qualify for an independent NASDAQ listing within a period of thirty-six (36) months from the effective date of this Agreement, unless the parties unanimously agree in writing to extend the qualification period. Such failure to qualify shall be determined based on the criteria set forth in Section 6.1 and the applicable performance metrics; or

b)Voluntary Withdrawal: The Company and the Incubatees, by unanimous written consent, determine that they no longer wish to continue as parties to this Agreement.

Prior to the effective termination under this Section 8.2, the following conditions shall apply:

a)Breakup Fee Payment: The Company and the Incubatees shall be obligated to pay the Parent Corporation a cash Breakup Fee equal to three hundred percent (300%) of the aggregate actual Capital Contributions and Additional Capital Contributions made by the Parent Corporation and received by the Company and the Incubatees pursuant to this Agreement (“Breakup Fee”). For clarity, “actual Capital Contributions” include every disbursement provided under this Agreement that has been received by the Company and the Incubatees.

b)Security for Unpaid Breakup Fee: Until the Breakup Fee is paid in full, the Parent Corporation shall have the right to secure its interest by encumbering and placing liens on all assets of the Company and the Incubatees. Such encumbrance and lien rights shall serve as security for any unpaid Breakup Fee and may be enforced in accordance with applicable law.

c)Procedure for Termination: Termination under this Section shall become effective only after:

i)The appropriate event triggering termination has occurred;

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ii)The Company and the Incubatees have provided written notice of their intent to terminate pursuant to this Section; and

iii)The Breakup Fee has been fully satisfied or adequately secured as provided above.

This Section 8.2 is intended to protect the financial interest of the Parent Corporation in the event that the spin-off objective is not achieved or the parties decide to terminate the Agreement. All terms and conditions related to the Breakup Fee, including without limitation, the Parent Corporation’s lien rights, shall be strictly enforced.

8.3.Effect of Termination. Upon termination of this Agreement and full payment of any applicable Breakup Fee, the following shall occur:

a)All rights, obligations, and restrictions set forth herein shall cease, except for those provisions which expressly survive termination;

b)The Escrow Agent shall promptly wind down the escrow arrangements in accordance with Section 5, and all share certificates and any applicable restrictions shall be transferred and returned to their rightful owners, subject to the conditions of Section 5; and

c)Termination shall not affect any accrued rights, liabilities, or confidentiality obligations of any party as of the effective date of termination.

8.4.Additional Termination Provisions. Any termination under this Section shall be executed in accordance with the notice and documentation requirements set forth in this Agreement, ensuring that all parties are fully informed and in agreement regarding the termination and its consequences.

9. INDEMNIFICATION

9.1.Mutual Indemnification. Each party (“Indemnitor”) agrees to defend, indemnify, and hold harmless every other party (“Indemnitee”) from and against any and all claims, losses, liabilities, damages, costs, and expenses—including reasonable attorneys’ fees and expenses, which mean actual attorneys’ fees, court costs, and other expenses incurred in connection with any action or proceeding arising directly or indirectly from:

a)any breach by the Indemnitor of its representations, warranties, covenants, or obligations under this Agreement;

b)any negligent or willful act or omission by the Indemnitor in connection with this Agreement; or

c)any violation by the Indemnitor of applicable law or regulation in the performance of its obligations hereunder.

9.2.Notice and Defense of Claims. In the event an indemnification claim is asserted, the Indemnitee shall promptly notify the Indemnitor in writing, specifying the nature of the claim and the amount of damages or losses claimed. The Indemnitor shall have the right, at its own expense and with counsel reasonably

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acceptable to the Indemnitee, to assume the defense of such claim. The Indemnitee shall cooperate in the defense and may, at its own expense, participate in the defense with counsel of its choosing. Notwithstanding the foregoing, no settlement that imposes any obligation or liability on an Indemnitee shall be made without that Indemnitee’s prior written consent, which shall not be unreasonably withheld.

9.3.Incorporation of Additional Indemnification Provisions. The indemnification obligations set forth in this Section are supplemental to, and shall not limit or supersede, any indemnification rights provided under Section 7 of the Acquisition and Stock Purchase Agreement dated June 23, 2025. Where greater indemnification protection is available under that Agreement, such protection shall apply concurrently hereunder.

9.4.Survival. The indemnification obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years and shall remain in full force and effect with respect to any claims arising from acts or omissions occurring prior to such termination

10. PUBLIC COMMUNICATIONS

10.1.Definition of Public Communication. For purposes of this Agreement, “Public Communication” means any external statement, disclosure, or dissemination—irrespective of medium or format—including, without limitation:

•press releases, investor presentations, slide decks, podcasts, interviews, and conference call remarks;

•website content, blog entries, newsletters, e-mail campaigns, webinars, and podcasts;

•posts, comments, or stories on social-media platforms (e.g., LinkedIn, X/Twitter, Facebook, Instagram, TikTok, Threads, Discord, Slack, or similar services); and

•scripts, Q&A’s, speeches, talking points, or other communications prepared for conferences, trade shows, analyst calls, or media appearances, whether made by or on behalf of the Parent Corporation, the Company, any Incubatee, or any officer, director, employee, agent, or representative thereof.

10.2.Parent Corporation Pre-Clearance Requirement.

a)Except as expressly permitted under Section 10.4, no Public Communication shall be released, posted, or otherwise disseminated by the Company or any Incubatee unless and until it has been submitted in draft form to, and received the prior written approval of, the Parent Corporation (such approval, “Pre-Clearance”).

b)The submitting party shall provide the Parent Corporation with the complete text, context, and any supporting materials of the proposed Public Communication no fewer than three (3) business days prior to the intended dissemination (or such shorter period as the Parent Corporation may expressly approve in writing).

c)In granting or withholding Pre-Clearance, the Parent Corporation shall determine, in its sole and absolute discretion, whether any of the following is required or advisable:

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(i)The issuance of a formal press release over a nationally or internationally recognized newswire service;

(ii)The filing of a Current Report on Form 8-K or other disclosure under the rules and regulations of the SEC, FINRA, or any other applicable regulatory authority;

(iii)A joint announcement or coordinated dissemination plan among some or all of the parties; and/or

(iv)The inclusion, modification, omission, or deferral of any information to ensure compliance with Regulation FD, the Securities Act of 1933, the Securities Exchange Act of 1934, NYSE and NASDAQ Listing Rules, or other applicable law or regulation.

10.3.Ongoing Compliance and Corrective Action. The Company and each Incubatee shall:

a)Strictly adhere to all corporate disclosure policies of the Parent Corporation as amended from time to time;

b)Refrain from selectively disclosing material non-public information (as that term is defined under Regulation FD); and

c)Promptly retract, correct, or supplement any Public Communication if the Parent Corporation reasonably determines that such action is necessary to prevent or mitigate:

(i)a violation of law or regulation,

(ii)the dissemination of materially misleading information, or

(iii)reputational and/or financial harm.

10.4.Mandatory Legal Disclosure. If outside counsel advises a party that a Public Communication or filing is legally required to comply with any subpoena, court order, statute, rule, regulation, or stock-exchange requirement, that party shall, to the extent legally permissible:

a)Give the Parent Corporation prompt written notice of the required disclosure and the proposed text thereof;

b)Consult in good faith with the Parent Corporation regarding the timing, content, and manner of the disclosure; and

c)Disclose only that portion of information that, in the written opinion of counsel, is legally required to be disclosed.

11. MISCELLANEOUS

11.1.Entire Agreement. This Agreement, together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof

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and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the engagement hereof. No modification, rescission, cancellation, amendment, or termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

11.2.Conflict. In the event of any conflict, ambiguity, or inconsistency between this Agreement and any other document that may be annexed hereto, the terms of this Agreement shall govern.

11.3.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of all parties hereto. This Agreement shall be binding upon and inure to the benefit of any and all successors and assigns of the parties hereto.

11.4.Modifications, Amendments, and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be modified, amended, waived, or supplemented other than by a written instrument referencing this Agreement and signed by the Parties. Any such modification, amendment, waiver, or supplement effected in accordance with this Section 11.4 shall be binding on all parties hereto. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.5.Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall explicitly reference this Agreement, and shall be addressed to the appropriate party at the address specified herein, or such other address as may be designated by the party in a written notice provided in accordance with this Section 11.5. Such notice shall be deemed effectively given and received (i) upon actual delivery, if hand-delivered, or (ii) upon delivery confirmation, if sent via a reputable international courier service with a requested recipient signature.

11.6.Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction or under applicable law, such provision shall be deemed modified to the extent necessary to make it valid and enforceable while preserving its original intent, to the fullest extent permitted by law. In any event, the invalidity or unenforceability of any provision shall not affect the validity, enforceability, or effect of the remaining provisions of this Agreement. The Agreement shall continue in full force and effect and shall be construed as though the invalid or unenforceable provision had either been omitted or appropriately modified in accordance with this Section 11.6.

11.7.No Interpretation Against Drafter. This Agreement has been negotiated at arm’s length by parties who are sophisticated and experienced in such transactions. Each party has been represented by, or has had the opportunity to consult with, competent legal counsel regarding the terms and implications of this Agreement. Accordingly, any rule of contract interpretation or legal principle that would require a court to construe ambiguities against the drafting party is hereby expressly waived and shall not apply to the interpretation of this Agreement.

11.8.Headings. All headings set forth in this Agreement are for the convenience of the parties and in no way define, limit, or describe the scope or intent of this Agreement; they are to be given no legal effect.

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11.9.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties acknowledge and agree that electronic signatures, facsimile signatures, or other legally recognized digital executions shall be deemed valid and binding for all purposes of this Agreement.

11.10.Governing Language. This Agreement, together with all ancillary agreements, schedules, and related documents between the parties, shall be executed, interpreted, and enforced solely in the English language. In the event of any translation into any other language, the English version shall prevail and shall be the sole basis for interpreting the meaning, intent, and obligations of the parties. Any dispute, ambiguity, or inconsistency arising under or relating to this Agreement shall be determined solely based on its English language version.

11.11.Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Wyoming, without regard to its conflict-of-law principles. Any dispute arising out of or relating to this Agreement—whether based in contract, tort, or any other legal theory—shall be resolved under Wyoming law. Furthermore, the parties irrevocably agree that the exclusive jurisdiction and venue for any legal proceeding arising from this Agreement shall be the state courts of Laramie County, Wyoming. The parties expressly waive any right to contest jurisdiction or seek adjudication in any other forum.

11.12.Injunctive Relief. By executing this Agreement and in consideration of the mutual covenants set forth herein, all parties hereto expressly agree that in the event of a breach of any material term of this Agreement, the non-breaching party shall be entitled to immediate injunctive or mandatory relief, whether temporary or permanent, in a competent court of jurisdiction. Such relief may be obtained without the necessity of proving actual damages and shall be granted without prejudice to any other legal or equitable remedies available to the non-breaching party. Furthermore, upon a material breach of this Agreement, the non-breaching party may submit a conformed copy of this Agreement to the appropriate court, seeking an injunction to enforce its terms or to prevent the breaching party from circumventing the express intent of the parties as set forth herein.

11.13.Attorney’s Fees. Should any arbitration, litigation, or legal proceeding arise concerning the enforcement or breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and related legal costs. "Reasonable attorney’s fees" shall be deemed to include the actual cost of legal services rendered, including fees related to appeals or enforcement of judgments.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties, by their duly authorized representative, have caused this Agreement to be executed as of the date first written above.

PARENT CORPORATION: /s/ J. Scott Sitra	THE COMPANY: /s/ J. Scott Sitra
J. Scott Sitra President and Chief Executive Officer SecureTech Innovations, Inc.	J. Scott Sitra President and Chief Executive Officer AI UltraProd, Inc.

SUBSIDIARY #1: /s/ Xing YunZhu	SUBSIDIARY #2: /s/ Xing YunZhu
Xing YunZhu Sole Director Aiultraprod Group Limited	Xing YunZhu Sole Director AIUP Holding Limited

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EXHIBIT A

CAPITAL CONTRIBUTIONS AND FUNDING MILESTONES

Dated June 23, 2025

The Parent Corporation agrees to provide the Company and Incubatees with Capital Contributions in accordance with the following scheduled tranches, each contingent upon achieving the specified milestones:

A)Capital Contributions: Capital Contributions shall consist exclusively of cash and/or debt or equity securities issued by the Parent Corporation. Any indebtedness or equity issuances by the Company and/or Incubatees—even if unanimously agreed upon—shall not be deemed Capital Contributions and shall not count toward the minimum amount required under this Agreement. All Capital Contributions must be derived from lawful sources and comply with all applicable international Anti-Money Laundering (AML) laws, rules, and regulations.

B)Parent Corporation Equity Offering: The Parent Corporation shall file a Registration Statement with the SEC in July 2025. Once the SEC approves and declares such Registration Statement “effective,” the Parent Corporation will conduct a general offering by selling up to ten million U.S. dollars (US$10,000,000) of its equity securities.

C)$3 Million Initial Cash Tranche: Within ninety (90) days following the effective date of the Registration Statement, the Parent Corporation shall deliver an initial cash tranche of three million U.S. dollars (US$3,000,000) to the Company and Incubatees. This tranche may be disbursed in smaller increments during this period at the Parent Corporation’s discretion, enabling flexibility to source funds from additional private, non-SEC-approved investors or revenue streams, provided that all disbursements adhere to the terms of this Agreement.

D)Acquisition Assistance. Commencing in July 2025, while the SEC reviews the aforementioned Registration Statement, the Parent Corporation will assist the Company and Incubatees in pursuing and closing pending acquisitions. To expedite such transactions, the Parent Corporation may utilize unregistered debt and equity securities, as well as non-equity financing from active institutional and private M&A lenders. Any debt or equity securities issued, or any traditional or alternative indebtedness incurred or assumed in connection with these acquisitions, shall be credited toward the Parent Corporation’s minimum Capital Contributions.

In the event that the combination of the Initial Cash Tranche and Acquisition Assistance satisfies or exceeds the minimum Capital Contributions required under Section 4 of this Agreement, any subsequent cash disbursements shall be considered Additional Capital Contributions, provided solely at the Parent Corporation’s discretion.

E)$2 Million Follow-On Cash Tranche (Revenue Milestone): Upon the Company achieving a minimum Trailing Twelve-Month (“TTM”) consolidated gross revenue of ten million U.S. dollars (US$10,000,000), the Parent Corporation shall disburse a follow-on cash tranche of two million U.S. dollars (US$2,000,000) to the Company and Incubatees.

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F)$2 Million Follow-On Cash Tranche (Profitability Milestone): Upon the Company achieving a TTM minimum consolidated net profit of one million U.S. dollars (US$1,000,000), the Parent Corporation shall disburse a follow-on cash tranche of two million U.S. dollars (US$2,000,000) to the Company and Incubatees.

G)$3 Million Follow-On Cash Tranche (Advanced Revenue Milestone): Upon the Company achieving a minimum TTM consolidated gross revenue of twenty-five million U.S. dollars (US$25,000,000), the Parent Corporation shall disburse a follow-on cash tranche of three million U.S. dollars (US$3,000,000) to the Company and Incubatees.

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